Fauquier Bankshares, Inc. Announces President & CEO Randy Ferrell to Retire in 2016
In planned succession, Ferrell will serve until new CEO is in place; Board has begun search

Warrenton, VA., March 9, 2015 – Fauquier Bankshares, Inc. (NASDAQ: FBSS) announced today that President and Chief Executive Officer Randy Ferrell plans to retire in 2016. Ferrell, who joined the organization in 1994, has led the Company in this position for over a decade.

 John B. Adams, Jr., Chairman of the Board of Directors, said, "We are thankful for Randy's longstanding service and for his well-planned announcement concerning his retirement. When he informed the Board about his retirement plans and expressed his enthusiasm to follow our transition process, we were able to put our succession plan into motion very effectively." Adams indicated Ferrell will remain as President and CEO until the search committee has selected a successor and that he will serve as the key advisor for a period of time to ensure a smooth transition.

 "The Board has formed a search committee to identify the next CEO and has retained Matthews, Young and Associates, Inc., a leading executive search firm specializing in community banks," Adams said, "and it is anticipated the transition of the CEO will occur around the time of the annual shareholders meeting in May 2016. The firm will be looking at internal as well as external candidates."

 Ferrell said, "The opportunity to lead this bank continues to be an exceptional experience. For any executive looking to make an impact, this is already one of the best performing banks among our peers, and it's in one of the finest communities you could imagine. My successor will enjoy a team of experienced associates who have the abilities to help build an even more successful community bank.  Announcing my retirement now allows an appropriate transition period, so we won't skip a beat in supporting this region and our valued customers."

During Ferrell's tenure as President and CEO, the Company has increased its assets from $400 million to $600 million, while expanding its footprint in both Fauquier and Prince William counties to its present total of eleven branches.  Since being elected to the Board in May 2003, the total FBSS shareholder return has exceeded the total return for similar-sized U.S. banks by approximately 30%.

Fauquier Bankshares, Inc. and its principal subsidiary, The Fauquier Bank, had combined assets of $606.2 million and total shareholders' equity of $55.2 million at December 31, 2014. The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through banking offices located in Fauquier and Prince William Counties in Virginia.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.